Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 2 Registration Statement on Form F-1 of Grupo TMM, S.A. of our report dated April 7, 2004, except as to Note 20 for which the date is June 24, 2004 relating to the consolidated financial statements of Grupo TMM, S.A. and subsidiaries, and of our reports dated April 7, 2004 relating to the consolidated financial statements of TMM Holdings, S.A. de C.V. and subsidiaries and to the consolidated financial statements of TMM Multimodal, S.A. de C.V. and subsidiaries, which appear in such Registration Statement.  We also consent to the reference to us under the heading "Experts" in such Registration Statement.

Pricewaterhouse Coopers, S,C.

/s/ ABRAHAM FUENTES LEYVA
Abraham Fuentes Leyva
Audit Partners

Mexico City

October 27, 2004